EXHIBIT 10.2 FRANKLIN RESOURCES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION As of December 17, 2025 The following sets forth the fees and other payments that non-employee directors (“Non-Employee Directors”) of Franklin Resources, Inc. (the “Corporation”) are entitled to receive as members of the Board of Directors of the Corporation (the “Board”). The Board last approved certain changes in this compensation structure on December 17, 2025. Board Members - Annual Equity Awards. Non-Employee Directors are entitled to receive an annual equity award for approval on the date of each annual organizational meeting of the Board, valued at $205,000 (rounded up to the nearest whole share). Board Members - Annual Cash Retainers. Non-Employee Directors are entitled to receive a Board annual cash retainer fee of $110,000 (one-fourth of which is paid quarterly). Lead Director - Annual Cash Retainer. The Non-Employee Director designated by the independent directors of the Board as the lead independent director of the Board is entitled to receive a lead director annual cash retainer fee of $50,000 (one-fourth of which is paid quarterly). Committee Chairs - Total Annual Committee Cash Retainers. The Chair of the Audit Committee of the Board is entitled to receive a total annual committee cash retainer fee of $45,000 (one-fourth of which is paid quarterly), and the Chairs of the Compensation Committee and the Corporate Governance Committee of the Board each is entitled to receive a total annual committee cash retainer fee of $37,000 (one-fourth of which is paid quarterly). Other Committee Members - Annual Committee Cash Retainers. Each other member of the Audit Committee of the Board is entitled to receive an annual committee cash retainer fee of $15,000 (one-fourth of which is paid quarterly), and each other member of the Compensation Committee and the Corporate Governance Committee of the Board is entitled to receive an annual committee cash retainer fee of $12,000 (one-fourth of which is paid quarterly). Special Committee Meeting - Meeting Cash Fees. A $2,500 special committee meeting cash fee is payable to each member of the special Litigation and Regulatory Matters Committee for each such committee meeting attended by such member up to an aggregate of $50,000 per member per fiscal year. In addition, the Corporation reimburses directors for certain expenses incurred in connection with attending Board and committee meetings as well as other related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. The Corporation also allows directors to defer payment of their directors’ fees, and to treat the deferred amounts as hypothetical investments in the Corporation’s common stock or Franklin Templeton mutual funds, as applicable. The terms of any such deferred payment arrangements are set forth in separate documentation between the Corporation and the particular directors in accordance with the Corporation’s 2006 Directors Deferred Compensation Plan, as amended and restated.